Exhibit 99.1

iFRESH, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2020

		HUBEI		PRO FORMA	PRO FORMA
	iFRESH	RONGENTANG	Note	ADJUSTMENT	COMBINED
	(UNAUDITED)	(UNAUDITED)			(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$836,745	$201,253	(1)	$2,500,000	$3,537,998
Accounts receivable, net	5,089,452	221,482			5,310,934
Inventories, net	8,216,153	2,113,877			10,330,030
Prepaid expenses and other current assets	4,130,155	3,844,786			7,974,941
Total current assets	18,272,505	6,381,397		2,500,000	27,153,903
Advances and receivables - related parties	4,709,372				4,709,372
Property and equipment, net	19,345,752	3,916,543			23,262,295
Intangible assets, net	933,338				933,338
Goodwill	-		(2)	4,514,206	4,514,206
Security deposits	1,264,353				1,264,353
Right of use assets-lease	58,453,544				58,453,544
Total assets	$102,978,864	$10,297,941		$7,014,206	$120,291,011

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$12,357,874	$7,883		$	$12,365,757
Deferred revenue	1,307,122	834,793			2,141,915
Borrowings against lines of credit, current,net	20,141,297				20,141,297
Notes payable, current	78,835				78,835
Finance lease obligations, current	89,810				89,810
Accrued expenses	1,328,104	26,309			1,354,413
Operating lease liabilities, current	5,904,428				5,904,428
Other payables, current	2,896,469	3,165,753			6,062,222
Total current liabilities	44,103,939	4,034,737		-	48,138,676

Notes payable, non-current	41,635				41,635
Finance lease obligations, non-current	343,241				343,241
Other payables, non-current	78,701				78,701
Long term operating lease liabilities	59,267,987				59,267,987
Total liabilities	103,835,503	4,034,737		-	107,870,240

Commitments and contingencies

Shareholders’ equity (deficiency)
Preferred shares, $0.0001 par value	-	-		-	-
Common stock, $0.0001 par value	1,837		(1)	178	2,401
			(2)	385
Additional paid-in capital	21,689,953	11,773,356	(1)	2,499,822	34,966,799
			(2)	(11,773,356)
			(2)	5,400,640
			(2)	5,376,384
Accumulated earnings(deficit)	(22,548,429)	(5,510,153)	(2)	5,510,153	(22,548,429)
Total shareholders’ quity (deficiency)	(856,639)	6,263,203		7,014,206	12,420,771
Total liabilities and shareholders’ equity (deficiency)	$102,978,863	$10,297,941		$7,014,206	$120,291,011

(1)	To record the issuance of 1,783,167 common stock in the amount of $2,500,000 at a purchase price of $1.402 on April 6, 2020.

(2)	To record the acquisition of Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. with total consideration of approximately $10.8 million, of which, 3,852,372 common stock will be issued at a purchase price of $1.402 and 1,000 convertible preferred stock will be issued that can be convertible into 3,834,796 common stock upon approval of iFresh's shareholders, at a purchase price of the convertible value of $1.402 per common stock.